EXHIBIT 99.1
Pentair, Inc.
5500 Wayzata Blvd., Suite 800
Golden Valley, MN 55416
763 545 1730 Tel
763 656 5400 Fax

News Release
PENTAIR WINS RULING IN HORIZON LITIGATION
Ruling Dismisses Majority of Jury Verdict
GOLDEN VALLEY, Minn. — January 17, 2007 — Pentair, Inc. (NYSE: PNR) announced that the majority of the jury verdict against its subsidiary, Essef Corporation (Essef), was reversed today. The ruling dismisses the claims against Essef for lost enterprise value ($135 million) as a matter of law, and grants a new trial on the lost profits claim ($47.6 million). The ruling does not affect the verdict of $10.4 million for out of pocket expenses.
“We are gratified that our concerns about the jury verdict have been addressed by the court,” said Randall J. Hogan, Pentair chairman and chief executive officer.
As previously disclosed, the case arises out of an outbreak of Legionnaire’s Disease on the Horizon cruise ship in 1994. Celebrity sued Essef and certain of its subsidiaries prior to Pentair’s acquisition of Essef in August 1999. Celebrity alleged that it sustained damages resulting from the outbreak, seeking attorney fees and costs for prior litigation as well as out-of-pocket losses, lost profits and loss of business enterprise value. In June 2006, a jury awarded Celebrity $193 million, excluding interest and attorney’s fees.
The Company is studying the opinion, which was released this afternoon.
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About Pentair, Inc.
Pentair (www.pentair.com) is a diversified operating company headquartered in Minnesota. Its Water Group is a global leader in providing innovative products and systems used worldwide in the movement, treatment, storage and enjoyment of water. Pentair’s Enclosures Group is a leader in the global enclosures market, designing and manufacturing standard, modified, and custom enclosures that house and protect sensitive electronics and electrical components. With 2005 revenues of $2.95 billion, Pentair employs approximately 15,000 people worldwide.
Caution concerning forward-looking statements
Any statements made about the company’s anticipated financial results are forward-looking statements subject to risks and uncertainties such as whether the Company’s post-trial motions and appeals will be successful, and the amount of any pre-judgment interest and attorneys which may be awarded. Forward-looking statements included herein are made as of the date hereof, and the company undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances. Actual results could differ materially from anticipated results.
Pentair Contacts:
Rachael Jarosh
Communications
Tel.: (763) 656-5280
E-mail: rachael.jarosh@pentair.com